EXECUTIVE SERVICE AGREEMENT

Between

INNOSPEC FUEL SPECIALTIES LLC

AND

MR. D E WILLIAMS

EXECUTIVE SERVICE AGREEMENT

Dated :

PARTIES

EMPLOYER: Innospec Fuel Specialties LLC ("the Company").

EMPLOYEE: Mr. David E Williams of 16309 E Oakwood drive, Centennial, Colorado, 80016 ("you")

  INTERPRETATION

    In this Agreement

"the Board"	means the board of directors of the Parent Company as the case may be and includes any committee of the Board duly appointed by it;
"Chairman"	means any person or persons jointly holding such office of the Parent Company from time to time and includes any person(s) exercising substantially the functions of a Chairman of the Parent Company;
"Confidential Information"

  includes but is not limited to any trade secrets, names and contact details of customers and prospective customers, purchasing and sales agents, suppliers, prices charged to or charged by the Company and any Group Company, financial and budget information, and any other information of a confidential nature relating to the Company or any Group Company or information which has been given to the Company or any Group Company by a third party under a duty of confidence where such a duty has been made known to you and which is not in the public domain otherwise than by breach of your duties of confidentiality to the Company and any Group Company.

"Group Company"

  includes the Parent Company and any holding company from time to time of the Company or any subsidiary or associated company from time to time of the Company or of any such holding company (for which purpose "holding company" and "subsidiary" have the meanings ascribed to them by section 736 of the UK Companies Act 1985 as amended by the UK Companies Act 1989 and "associated company" means any company which any such holding company or subsidiary holds or controls more than 20 per cent. of the equity share capital).

"Marketing Information"

  means all and any information (whether or not recorded in documentary form or on computer disc or tape) relating to the marketing or sales of any product or service of the Company or any Group Company including without limitation sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of customers and potential customers of and suppliers and potential suppliers to the Company or any Group Company and the nature of their business operations, their requirements for any product or service sold to or purchased by the Company or any Group Company and all confidential aspects of their business relationship with the Company and Group Company.

"Parent Company"	means Innospec Inc. which is a company listed on the Nasdaq stock exchange.
"Termination Date"	means the date on which your employment under this Agreement terminates.

  APPOINTMENT

    The Company appoints you to serve the Company and any other Group Company as Vice President and General Counsel or in such other appointment as may from time to time be agreed. In addition, the Company appoints you to serve the Company and any other Group Company as Chief Compliance Officer.

    The appointment shall be deemed to have commenced on 17th September 2009 and shall continue until terminated by the Company or Parent Company under this Agreement in accordance with clauses 10.1, 11 or 17.1.

    With your prior consent, the Company or Parent Company may from time to time appoint any other person or persons to act jointly with you in your appointment.

    You warrant that by virtue of entering into this Agreement you will not be in breach of any express or implied terms or any contract with or any other obligation to any third party binding upon you.

  DUTIES

    You shall at all times during the period of this Agreement;

      devote your working time, attention and ability to the duties of your appointment.

      faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in you;

      obey all lawful and reasonable directions of the Board;

      use your best endeavours to promote the interests of the Company and Group Companies;

      keep the Board promptly and fully informed on a regular basis or as circumstances warrant (in writing if so requested) of your conduct of the business or affairs of the Company and any other Group Company and provide such explanations in connection therewith as the Board may require;

      not at any time knowingly make any untrue or misleading statement relating to the Company or any Group Company;

      inform the Chairman, or President and CEO, promptly if you receive a solicitation from a competitor or potential competitor either on a personal or business basis which could be prejudicial to the best interests of the Company or its Group Companies.

  PLACE OF WORK

    You will be employed at our Littleton site, but as a term of your employment you may also be required to work at or from any other of the Group Company's establishments whether inside or outside of the USA. You may also be transferred or seconded between establishments when necessary as required by business needs. Whilst this Agreement provides for such transfer or secondment the Company and Parent Company will give careful and sympathetic consideration to your personal circumstances and career interests.

  REMUNERATION

    Your basic salary will be $205,000 per annum. Your salary will be reviewed on 1st March 2010 and every March thereafter. The fact that your salary may be increased in any year or years during your employment does not confer any right on you to receive any increase in any subsequent year.

    The salary referred to in this clause will be inclusive of any director's fees to which you may be entitled.

    At the absolute discretion of the Compensation Committee of the Board, you may participate in the Management Incentive Compensation Plan. Your participation in the Management Incentive Compensation Plan (MICP) will be subject always to such terms and targets as the Compensation Committee of the Board may determine from time to time. Your target bonus in this scheme will be set at 40% of your base salary and the maximum bonus payable to you under this scheme will be 92% of your base salary. The Compensation Committee reserve the right to change both the target and maximum percentages at any time.

    You will qualify for a signing on bonus of $15,000, payable once you have joined the Company. If you leave the organisation voluntarily within two years of your start date, you will be required to repay any signing on bonus you have received.

  LONG TERM INCENTIVE PLAN

    You will be eligible to be considered for grants under the Parent Company's long term incentive share option plans. Participation in the scheme in any one year and the number of options awarded is discretionary and is determined by the Compensation Committee of the Board in line with their stated grant policy. The Compensation Committee reserves the right to review and modify this grant policy at any time. You will not be entitled to any compensation in lieu of any options granted if as a result of such revision, there is a decrease in the value or number of options granted to you.

    You will be required to hold 100% of your annual base salary in Innospec Inc. stock. You will be expected to achieve this holding within four years of your appointment. In order to facilitate this, you will be eligible to participate in the Co Investment Stock Plan, which requires you to use a proportion of your bonus to purchase shares in Innospec Inc. Under the rules of this Plan, if, after three years, you are still employed by Innospec in the role of VP and General Counsel and Chief Compliance Officer and are still holding these shares, the Company will transfer additional shares to you. The Compensation Committee reserves the right to review and modify this Plan at any time

    In the event of termination of your employment with the Company, any outstanding options will be treated in line with the Rules of the relevant Share Option Plan.

  HOURS OF WORK

    It is recognised that the nature of your role will involve working extended hours, either during the working week or at weekends. This is accepted as a normal part of the working life of a global business executive and does not warrant either extra payment or time off in lieu.

  EXPENSES

    The Company shall reimburse to you all expenses reasonably incurred by you in the proper performance of your duties subject to you complying with such guidelines or regulations issued by the Company and Parent Company from time to time in this respect and to the production by you to the relevant company of such receipts or other evidence of actual payment of the expenses as it may reasonably require.

  BENEFITS

    You will be eligible to participate in the Company's benefit plans, subject to all of the terms and conditions of the respective plans as follows:

    The Company will provide medical and vision insurance for you and your spouse/family.

    The Company will provide dental insurance for you. You can pay a contribution to provide cover for your spouse/family.

    You will be entitled to participate in the Company long and short term disability programs and life insurance program which provides cover equal to one and quarter times base salary (there is an employee contribution).

    You will be eligible to participate in the Company 401(k) plan from the beginning of the month after your hire date. The Company will match your first 6% at 50%. You become 100% vested in the Company's match after 3 years of service

    You are entitled to participate in the 401(k) Pension after completing one year of service.  The plan is funded at an approximate 8% to 12% of your base salary on a yearly basis. The funding is totally discretionary by the Company. You become 100% vested in the plan contributions after 3 years of service

    You will be entitled to 15 Paid Time Off (PTO) days each year.   This is an all purpose time-off policy to use for vacation, illness or injury, and personal business. You acknowledge that the Company has recognized your prior experience and has provided you with the two additional service related PTO days which are normally only provided after three years of service with the Company and you further acknowledge that you will therefore not be eligible for any additional service related PTO days after you have completed three years of service

    More complete information on policies and benefits will be available in the Employee Handbook issued to you by the Company when your employment commences.

    The Company reserves the right to review and modify any or all of the benefit programs at any time

  EMPLOYMENT BASIS

    Your employment with Innospec Fuel Specialties LLC is on an at-will basis and either party can terminate the employment relationship at any time, with or without cause and with or without notice.  In line with our normal practice, your initial three (3) months with Innospec will be on a probationary basis and continued employment will be contingent upon your ability in the role as well as performance targets to be mutually agreed.

    Your role as Vice President and General Counsel and Chief Compliance Officer is salaried and exempt from the overtime provisions of the Fair Labor Standards Act.

    On termination of employment pursuant to clause 10.1 you will:

    (i) deliver up to the Company in accordance with clause 20 all property belonging to the Company or any Group Company; and

    (ii) resign in accordance with clause 21 from all offices and appointments you hold in the Company and any Group Company.

    Before and after termination of your employment, you will provide the Company and/or any Group Company with assistance regarding matters of which you have knowledge and/or experience in any proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.

    You agree to comply with all Company rules and policies as may be amended from time to time regarding the holding and dealing (whether directly or indirectly) of shares in the Company, subject to the Board's discretion.

  CHANGE OF CONTROL

    In the event that there is a Change of Control of the Parent Company, as defined in Appendix 1, then, for the 12 months following the date of the Change of Control,

      If you terminate for "Good Reason", as defined in Appendix 2, your employment with the Company, you will be entitled to 24 months' compensation from the date of the Change of Control defined as base salary, bonus at target and any car allowance but excluding compensation for pension contributions other benefits and any other salary supplements.

      If the Company terminates your employment under this agreement, other than pursuant to clause 17 below, you will be entitled to 24 months' compensation, as defined above in 11.1.1, from the date of such notice.

  SICKNESS ABSENCE

    If you are absent because of your own physical or mental illness or injury you shall report this fact forthwith to the Chairman and complete any self-certification forms or medical practitioner's certificates which are required by the Company and Parent Company or as may be required by law.

    If you are absent because of your own physical or mental illness or injury duly certified in accordance with the provisions of Clause 12.1 you shall be paid such remuneration, if any, as the Chairman or President and CEO shall determine from time to time or as may be required by law. You will in all cases be paid in compliance with the salary basis requirements of applicable wage and hour laws.

    The provisions of this clause will not prejudice or limit in any way the Company's or Parent Company's right to terminate this Agreement pursuant to its terms. In particular but without limitation the Company and Parent Company may terminate your employment pursuant to clause 10.1 for any reason and to clause 17.1 on the grounds set out in that clause. The Company and Parent Company may terminate this Agreement pursuant to such clauses even if at the time of such termination, any Company benefits payable pursuant to this clause have not been exhausted.

  MEDICAL EXAMINATIONS

    At any time during the period of your appointment you shall at the request and expense of the Company permit yourself to be examined by a registered medical practitioner to be selected by the Company or Parent Company and shall authorise such medical practitioner to disclose and discuss with the Company and Parent Company the result of such examination and any matters which arise from it, provided however that the Company or Parent Company may request such examination only to the extent the request is based on a reasonable concern that a medical condition may materially affect your ability to perform your duties.

  INVENTIONS

    You will promptly disclose to the Company and Parent Company and keep confidential all inventions copyright works, designs or technical know how conceived or made by you alone or with others in the course of your employment. You will hold all such intellectual property in trust for the Company and/or Parent Company and will do everything necessary or desirable at its expense to vest the intellectual property fully in the Company and/or Parent Company and/or to secure patent or other appropriate forms of protection for the intellectual property. Decisions as to the protection or exploitation of any intellectual property shall be in the absolute discretion of the Company and Parent Company.

    You hereby assign to the Company and Parent Company by way of future assignment all copyright, design rights and other intellectual property rights for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written or made by you (except only those works or designs originated, conceived, written or made by you wholly outside your normal working hours which are wholly unconnected with your employment or the business of the Company and Parent Company) during the period of your employment by the Company.

    You hereby irrevocably and unconditionally waive in favour of the Company and Parent Company any and all moral rights conferred on you for any work in which copyright or design right is vested in the Company and Parent Company whether by Clause 14.2 or otherwise.

    You shall, at the request and cost of the Company do all things necessary or desirable to substantiate the rights of the Company or Parent Company under Clauses 14.2 and/or 14.3.

  CONFIDENTIALITY

    You acknowledge that the Company and its Group Companies possess or will possess a valuable body of Confidential Information and Marketing Information and that you have access to Confidential Information and Marketing Information in order that you may carry out the duties of your employment.

    You acknowledge that you owe a duty of trust and confidence and a duty to act at all times in the best interests of the Company and any Group Company. You also acknowledge that the disclosure of any Confidential Information and/or Marketing Information to any competitor of the Company or any Group Company or to other third parties would place the Company or any Group Company at a serious competitive disadvantage and would cause serious financial and other damage to their businesses.

    You agree not to make use of or disclose (either during the period of your employment by the Company or at any time after the Termination Date) any Confidential Information or Marketing Information.

    You agree not to obtain or seek to obtain any financial advantage from the disclosure of any Confidential Information or Marketing Information acquired by you in the course of your employment with the Company.

  RESTRICTIVE COVENANTS

    Within this Clause 16 the following words shall have the following meanings:

"Relevant Period"	shall mean the twelve month period prior to and ending on the Termination Date.
"Restricted Customer"	shall mean any person, firm, company or other entity who was at any time in the Relevant Period a customer of any Group Company with which you had dealings, including without limitation the Company.
"Prospective Customer"

    shall mean any person, firm, company or other entity who was at the Termination Date negotiating with the Company or any Group Company with a view to dealing with the Company or any Group Company with which you had dealings.

"Prohibited Business"

    shall mean any business or activity carried on by the Company or any Group Company at the Termination Date or at any time in the Relevant Period in which you shall have been directly concerned in the course of your employment at any time in the Relevant Period.

"Protected Supplier"	shall mean any supplier or prospective supplier of the Company or any Group Company with whom you shall have had dealings in the course of your employment during the Relevant Period.

    You shall not in competition with the Company or any Group Company during the period of twelve months after the Termination Date directly or indirectly on your own account or on behalf of or in conjunction with any person, firm or company or other organization canvas or solicit or by any other means seek to conduct, or conduct Prohibited Business with any Restricted Customer.

    You shall not in competition with the Company or any Group Company during the period of twelve months after the Termination Date directly or indirectly on your own account or on behalf of or in conjunction with any person, firm or company or other organization canvas or solicit or by any other means seek to conduct Prohibited Business with or conduct Prohibited Business with any Prospective Customer.

    You shall not during the period of twelve months after and during any garden leave period prior to the Termination Date directly or indirectly induce or seek to induce any employee of the Company or any Group Company to leave the employment of the Company or any Group Company whether or not this would be a breach of contract on the part of that employee.

    You shall not during the period of twelve months after the Termination Date directly or indirectly seek to entice away from the Company or any Group Company or otherwise solicit, interfere with or diminish the relationship between the Company or any Group Company and any Protected Supplier.

    Each of the restrictions contained in this Clause 16 is intended to be separate and severable. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

    Each of the restrictions in each of Clauses 16.2 to 16.6 is considered by the parties to be reasonable in all the circumstances but if any such restriction shall be held by any Court to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and Group Companies, the said restriction shall apply with such modifications as may be necessary to render it valid and effective..

  TERMINATION

    The Company may by notifying you in writing terminate your employment with immediate effect with Cause without compensation or benefits. For the purposes of this Agreement, the Company will have "Cause" to terminate your employment:

      if you commit any act of gross misconduct or negligence or repeat or continue any other serious breach of your obligations under this Agreement; or

      if you report to work under the influence of alcohol or illegal drugs, or if you use any illegal drugs (whether or not at the workplace) or if you are guilty of any conduct which in the reasonable opinion of the Board brings you or the Company or its Group Companies into disrepute or causes them substantial economic harm; or

      if you breach the provisions of the Company's Code of Ethics; or

      if you are convicted of any criminal offence involving moral turpitude or the commission of any other act or omission involving disloyalty or fraud with respect to any Group Company or any customer or suppliers of any Group Company, which in the reasonable opinion of the Board affects your position under this Agreement; or

      if you commit any act of dishonesty or any breach of your fiduciary duty whether relating to the Company, any Group Company, any of its or their employees or otherwise; or

      if you have in the reasonable opinion of the Board become incompetent to perform your duties or substantially or repeatedly fail to perform duties consistent with your position and related to the business of the Company or any Group Company; or

      if you become prohibited by law from being a director of a company or if you cease to be a director of the Company or any Group Company without the consent or concurrence of the Board.

  PERSONAL DATA

    The Company and any Group Company need to keep information about you for purposes connected with your employment. The sort of information it will hold includes information for payroll purposes, references, contact names and addresses and other personal details relating to your employment. Some of this information may also be processed by other organisations on our behalf.

    The information the Company and any Group Company hold will be for its management and administrative use only but it may, from time to time, need to disclose some information it holds about you to relevant third parties as required in the necessary course of the Company or any Group Company's business. The Company and any Group Company may also transfer information about you to another Group Company solely for purposes connected with your employment or the management of the business. You agree to the Company keeping the information for these purposes throughout your employment and following its termination.

    You also agree to the Company and any Group Company keeping information about your health to the extent relevant to your ability to do your job or, if you are or become disabled, whether you require any reasonable accommodations to be made to assist you at work; and to the extent needed in relation to the administration of any benefit plans in force from time to time.

  DEDUCTIONS

    You hereby authorize the Company to deduct from your remuneration (which for this purpose includes salary, bonus, vacation pay and sick pay) all any amount required by law to be withheld for taxes or for any other purpose, any contribution required of you under any employee benefit arrangement and all debts owed by you to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company or Group Companies to you.

  DELIVERY OF DOCUMENTS AND PROPERTY

    On termination of your employment for any reason (or earlier if requested) you will immediately deliver up to the Company or relevant Group Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, facsimile machine, keys and security passes) belonging to the Company or any Group Company in your possession or under your control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. Your obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made and whether electronic or hard-copy) of all documents and software.

  RESIGNATION AS DIRECTOR

    On termination of your employment for any reason, you will, at the request of the Board give notice resigning immediately without claim for compensation (but without prejudice to any claim you may have for damages for breach of this Agreement):

      as a director of the Company and all such Group Companies of which you are a director; and

      all trusteeships held by you of any employee benefit plan or other trusts established by the Company or any Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.

    If notice pursuant to clause 21.1 is not received by the relevant company within seven days of a request by the Company, or Group Company the Company and Group Company or either of them are irrevocably authorized to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on your behalf.

    Except with the prior written agreement of the Board, you will not during your employment under this Agreement resign from your office as a director or officer of the Company or any Group Company.

  DISCIPLINARY AND GRIEVANCE PROCEDURES

    The Company has a number of policies and procedures including anti harassment policy and disciplinary and grievance procedures and these are available from the HR Department. The spirit and principles of these procedures apply to you suitably adapted to reflect your seniority and status. Except and to the extent of any procedure implied by statute the Company's disciplinary and grievance procedures are not incorporated by reference in this Agreement and therefore do not form any part of your contract of employment.

    Disciplinary issues will be handled by the Chief Executive Officer with appeals to the Chairman or Board Committee appointed by the Chairman to deal with this.

    If you have a grievance in relation to your employment or are dissatisfied with a disciplinary decision against you, you may apply in writing to the Chief Executive Officer who will decide the matter in question (unless the grievance or dissatisfaction relates to the Chief Executive Officer or any decision taken by the Chief Executive Officer, in which case you should apply to the Chairman). If you are dissatisfied with such decision you may refer the matter to the Chief Executive Officer or Board Committee appointed by the Chairman to deal with this whose decision will be final..

  THIRD PARTY RIGHTS

  The Group Companies shall be third-party beneficiaries of clauses 14, 15, 16 and 20 of this Agreement. Otherwise, apart from any other provisions of this Agreement which are expressly or impliedly entered into by the Company for itself and as agent of and trustee for any Group Company the parties do not intend that this Agreement should confer any right or benefit on any third party.

  NOTICES

  Notices under this Agreement by you to the Company or the Parent Company should be addressed to the Company or Parent Company and left at its registered office or European Headquarters respectively or sent by post or by facsimile transmission or other form of electronic delivery to its registered office or European Headquarters respectively and notices given by the Company or Parent Company to you should be served personally or sent by post or sent by facsimile transmission or other form of electronic delivery to your usual or last known place of residence in the USA. In case of service by post, the day of service will be 48 hours after posting and in the case of facsimile transmission or other electronic delivery the day of service will be the day of transmission by the sender.

  MISCELLANEOUS

    This Agreement will be governed by and interpreted in accordance with the law of the State of Delaware.

    The parties to this Agreement submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in relation to any claim, dispute or matter arising out of or relating to this Agreement.

    Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

    The parties agree that any breach of clause 14, 15, 16 or 20 of this Agreement is likely to cause the Company serious irreparable harm. In the event of such a breach, the parties agree that the Company shall have, in addition to its other remedies, the right to an injunction to prevent the violation of and to enforce your obligations under this Agreement.

    This Agreement, including without limitation clauses 14, 15, 16 and 20 hereof, shall inure to the benefit of the Company's successors and assigns.

    This Agreement contains the entire agreement between the parties with respect to its subject matter, and supersedes any and all prior communications, agreements and understandings, written and oral, between the parties with respect to such subject matter.

    This Agreement may not be amended, nor shall any change, waiver, modification, consent or discharge be effected, except by a written instrument signed by both you and the Company.

    The provisions of clauses 14 through 25 of this Agreement shall survive the termination of your employment in all events.

THIS AGREEMENT has been executed on behalf of the Company by a director and executed by you on the date set out at the beginning.

SIGNED by PATRICK WILLIAMS,

President and CEO

for and on behalf of THE COMPANY ) .....................................

Director

SIGNED by YOU in the )

presence of: ) ....................................

Mr. D E Williams

Witness:

Signature: .............................................

Name: .............................................

Address: .............................................

APPENDIX 1

Change of Control

"Change of Control" means a change in control of a nature that would be required to be reported in response to item 5 (f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 of the United States of America, as amended ("Exchange Act") whether or not the Company or the Parent Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if

(a) any "person" or "group" (as such terms are used in Section 13 (d) and 14 (d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent Company or the Company representing 30% or more of the combined voting power of the Parent Company or the Company respectively, then outstanding securities (other than the Parent Company or the Company, any employee benefit plan of the Company or the Parent Company); and, for purposes of this Agreement, no change in control shall be deemed to have occurred as a result of the "beneficial ownership", or changes therein, of the Parent Company or the Company's securities, respectively, by any of the foregoing,

(b) there shall be consummated (i) any consolidation or merger the Parent Company or the Company in which the Parent Company or the Company is not the surviving or continuing corporation or pursuant to which shares of the Parent Company or the Company's Common Stock, respectively, would be converted into cash, securities or other property, other than a merger of the Parent Company or the Company in which the holders of the Parent Company's or the Company's Common Stock immediately prior to the merger have (directly or indirectly) at least a 70% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Parent Company or the Company,

(c) the shareholders of the Parent Company or the Company approve any plan or proposal for the liquidation or dissolution of the Parent Company or the Company, or

(d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial share accumulation (a "Control Transaction"), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

APPENDIX 2

"Good Reason" exists if, without your express written consent,

(a) you are assigned duties materially inconsistent from your position, duties, responsibilities and status with the Company and the Parent Company immediately prior to the date of the Change of Control,

(b) the Company or Parent Company reduces your base salary as in effect immediately prior to the date of the Change of Control,

(c) the Company or Parent Company reduces your aggregate compensation and incentive and benefit package from that provided immediately prior to the date of the Change of Control,

(d) the Company or Parent Company requires you regularly to perform your duties of employment beyond a forty miles radius from the location of your place of employment at the date of the Change of Control,

(e) the Company or Parent Company takes any other action which materially and adversely changes the conditions of your employment in effect at the time of the Change of Control,

(f) the Company or Parent Company fails to obtain agreement from any successor to comply fully with the terms of this Agreement, or

(g) the Company or the Parent Company purports to terminate your employment other than pursuant to a notice of termination which satisfies the requirements of this Agreement.